Exhibit 16.1

March 5, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Timberland Bancorp, Inc.’s statements included under Item 4.01 of its Form 8-K filed on February 26, 2010 and we agree with such statements concerning our firm. We have no basis to agree or disagree with statements in paragraph (b).

/s/McGladrey & Pullen, LLP

McGladrey & Pullen, LLP